Exhibit 99.1

Letter to Shareholders

January 29, 2024

Valued Shareholders,

In my November Letter to Shareholders, I shared the exciting news that Nightfood Holdings was initiating a multi-stage acquisition strategy with the goal of uplisting to NASDAQ. I expressed my enthusiasm that these acquisitions and an uplist would greatly increase shareholder value, while also providing a powerful platform from which to grow the Nightfood brand and pioneer the sleep-friendly snack category, unlocking massive potential.

I’m happy to share that the first major step has been completed. As disclosed in our 8K filing on Friday, January 26, 2024, the share exchange agreement has been signed and we’re now in the closing phase with the first company in our acquisition pipeline, Future Hospitality Ventures Holdings, Inc. (“Future Hospitality”).

Future Hospitality is a new and well-positioned entrant in an explosive space: Robots-as-a-Service (RaaS). The up-and-coming global service robots market is projected to exceed $170 billion by 2030.

Under the leadership of Mr. Sonny Wang as CEO, Future Hospitality has successfully secured valuable distribution agreements with industry-leading manufacturers United Robotics Group and Botin Innovation and has distribution agreements with at least one other global manufacturer expected to be signed this quarter.

We’re excited about the tremendous potential of Future Hospitality. The opportunity we expect to unfold in the next twenty-four months in the California market is massive. California is one of the largest economies in the world, boasting over 19,000 hotels, over 83,000 restaurants and over 1,200 senior care facilities.

What makes this such a compelling opportunity at this precise moment in time are the recent shifts in California’s labor laws, coupled with the persistent challenges of labor shortages and the high turnover rates that have forever burdened the foodservice and hospitality industry. These new laws, some of which took effect on January 1, and others which will go into effect on April 1 increasing minimum wage for fast food workers to $20 per hour, are now fueling an economic revolution.

These significant increases in minimum wage and other mandatory benefits for workers are rendering labor costs untenable. Hospitality operators must now solve for their high labor costs or find themselves unable to compete.

Future Hospitality’s foresight positions us at the front lines of an industry metamorphosis. Service robots are no longer a novelty…they’re a necessity.

Industry experts and analysts have identified California as the epicenter of the American robotics revolution starting here in 2024. But for Future Hospitality, California is just the starting point.

The potential for growth across the United States is immense. With invaluable industry connections, visionary leadership, and the resources that come with being a NASDAQ listed company, we believe the RaaS landscape will be ripe with opportunities for organic growth and strategic and accretive mergers and acquisitions. The goal of Future Hospitality is to leverage these valuable competitive advantages to revolutionize the RaaS (Robotics as a Service) sector, delivering unparalleled customer experiences and driving industry innovation, while strategically expanding our market footprint, revenues, and profits to maximize shareholder value in this high-margin industry.

The foundational work has begun for our next two acquisition targets, both of which also focus on the hospitality and foodservice industry. Having Mr. Wang on our team is instrumental to securing those acquisitions and generating what we believe can be powerful synergies among the three companies being acquired and Nightfood, Inc.

We expect the next two acquisitions to consummate in the current quarter. These companies, upon successful acquisition, would bring millions of dollars in assets and synergistic revenue under the Nightfood Holdings umbrella.

As part of the acquisition and uplist initiative, and subject to the closing conditions being met, Mr. Wang will be assuming the role of CEO of Nightfood Holdings, Inc. Under his leadership, we will work together to grow all of the companies under the Nightfood Holdings umbrella for the benefit of our shareholders. Also, upon a successful closing, Mr. Wang will be joining the Nightfood Holdings Board of Directors.

In my continuing role as president of Nightfood, Inc., I will be free to fully focus on the growth of the Nightfood snack brand and its mission of pioneering the sleep-friendly nighttime snack category, and capitalizing on the significant global opportunity it represents.

Our financing partners remain extremely supportive throughout this process as evidenced by their flexibility with the terms of our pre-existing debt. They also continue to provide the necessary new capital to cover legal and accounting costs associated with these all-stock acquisitions. And, as we prepare for our application to NASDAQ, they are providing operating and growth capital for our subsidiaries.

The first production run of Nightfood cookies in three flavors is scheduled for this Wednesday, January 31, 2024. The web development team is hard at work getting the new Nightfood website ready for launch, but the existing site is ready to take orders. Marketing and promotional activities will begin when the new site is ready, anticipated to be in the next seven to fourteen days.

The R&D work with our new contract manufacturer has yielded exceptional results, and I think consumers will love each of the three delicious and sleep-friendly flavors we’re launching: Prime-Time Chocolate Chip, Date Night Cherry Oat, and Snoozerdoodle. We’ve begun discussing future flavor options and intend to gather feedback from our early customers to help us optimize the product line as we look to the future and expansion beyond our initial three flavors.

I believe investors can look forward to many exciting updates now that these foundational steps have been completed and am excited about the journey we’re on together.

Sincerely,

Sean Folkson

Nightfood Founder & CEO

sean@nightfood.com

This letter may contain forward-looking statements. Words such as “will,” “may,” “would,” “could,” “shall,” ’‘expects,’’ ’‘anticipates,’’ ’‘approximates,’’ ’‘believes,’’ ’‘estimates,’’ ’‘intends’’ and ’‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

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